LIST OF SUBSIDIARIES AS OF DECEMBER 31, 1994
                              EXHIBIT 21

Payco American Corporation has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements of the
Company:
                                               STATE OF
                                            INCORPORATION
                                            -------------
Payco-General American Credits, Inc.          Delaware
National Account Systems, Inc.                Delaware
University Accounting Service, Inc.           Wisconsin
Reliance National Insurance company LTD.      Bermuda
Retail Merchants Collection Service, Inc.     Oklahoma
FM Services Corporation                       Arizona
Jennifer Loomis & Associates Inc.             Arizona
Asset Recovery & Management Corp.             Wisconsin
Payco American International Corporation      Wisconsin
Professional Recoveries Inc.                  Wisconsin
Indiana Mutual Credit Association, Inc.       Indiana
Payco Investment, Inc.                        Wisconsin
Payco Recovery Corporation                    Wisconsin

Payco American Corporation has a majority interest in the following subsidiaries, which are included in the consolidated financial statements of the Company:

Pay Tech, Inc.                                 Wisconsin
Federal Collection Bureau, S.A. DE C.V.        Mexico
Telecommunications Group, LLC                  Wisconsin